Exhibit 99.7

American Realty Capital Properties Announces Management and Corporate Governance Changes

David Kay stepping down as Chief Executive Officer and from ARCP’s Board of Directors

William Stanley appointed Lead Independent Director of the Board of Directors, Interim Chief Executive Officer and Interim Chairman of the Board

Changes made to the Chairs of the Company’s Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee

Morgan Stanley to advise Board of Directors on strategy and capital structure

NEW YORK, NY December 15, 2014 – American Realty Capital Properties, Inc. (“ARCP”) (NASDAQ: ARCP) today announced changes to its management and corporate governance. As previously announced today, Nick Schorsch has stepped down as Executive Chairman of ARCP and from the ARCP Board of Directors and the Boards of Directors of the non-traded REITs managed by Cole Capital. In addition, David Kay has stepped down as Chief Executive Officer of ARCP and from the ARCP Board of Directors. Lisa Beeson has also stepped down as President and Chief Operating Officer.

William Stanley has been appointed Lead Independent Director and Chairman of the Nominating and Corporate Governance Committee. Effective immediately, Mr. Stanley will serve as Interim Chief Executive Officer and Interim Chairman of the Board until permanent replacements are named. The Compensation Committee of the ARCP Board of Directors already has commenced the process of identifying a new Chief Executive Officer and a new Chairman of the Board. The Committee is engaging an independent search firm to assist with this process and will identify and name new leadership as expeditiously as possible.

Mr. Stanley said, “The actions taken today will stabilize the company and are necessary to strengthen future leadership and strategy, improve governance, and complete a separation from Nick Schorsch and his affiliates. These actions build on ARCP’s significant real estate assets and asset management capabilities, and will further restore investor confidence in ARCP. The Board is focused on finding highly qualified and experienced leadership for the roles of Chief Executive Officer and independent Board Chairman, as well as establishing a best-in-class governance structure. We thank David and Lisa for their service. We will continue to engage with all of our stakeholders and take actions that create long-term shareholder value.”

Review of Business Relationships

In connection with Mr. Schorsch‘s departure as Executive Chairman, ARCP will be unwinding all of its relationships with entities in which Mr. Schorsch maintains an executive or director-level role or is a significant stockholder. These steps will not only enhance the Company’s corporate governance structure but will also lead to further simplification of its business relationships. As part of this undertaking, Mr. Stanley has resigned, or is in the process of resigning, his positions with all other entities related with Mr. Schorsch, including Business Development Corporation of America, Business Development Corporation of America II, American Realty Capital, Retail Centers of America, Inc., and New York REIT Inc.

Additional Enhancements to Corporate Governance and ARCP’s Board of Directors

Bruce D. Frank has joined the Audit Committee and will assume the role of Committee Chairman. Thomas A. Andruskevich has joined the Compensation Committee and assumed the role of Committee Chairman. Messrs. Frank and Andruskevich are both independent directors and joined the ARCP Board of Directors in July and February 2014, respectively.

Commenting on these changes, Mr. Stanley, said “Our actions today clearly demonstrate the conviction of the independent board members to reset its senior leadership and governance, increase transparency, and continue to enhance the value of ARCP. The Company remains a strong business and the changes announced today will only enhance our future opportunities.”

Ongoing Audit Committee Investigation

The Audit Committee continues to work with its advisors to complete its previously-announced investigation into financial statements and other financial information contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and Quarterly Reports on Form 10-Q for the fiscal periods ended March 31, 2014 and June 30, 2014, and the Company's earnings releases and other financial communications for these periods. The Audit Committee will conclude its investigation and the related restatement of ARCP’s financial statements as soon as possible.

Hiring of Morgan Stanley & Co. LLC

As previously disclosed, the independent members of the ARCP Board of Directors have retained Morgan Stanley & Co. LLC to provide advice around capital structure, business strategy and capital allocation.

Webcast Details

ARCP will host a live audio webcast to accommodate all interested parties due to the expected high volume of participants. To join the web cast, visit the Investors section of our website at www.arcpreit.com or join directly using the following link: Listen to Webcast

Replay Details:

Visit the ARCP Investor Relations section of our website to listen online: ARCP Web Site

Domestic Dial-In Number:	1-877-344-7529
International Dial-In Number:	1-412-317-0088
Canada Dial-In Number:	855-669-9658
Conference	ID: 10057662

Date Available: December 15, 2014 (approximately one hour after the end of the conference call)

About ARCP

ARCP is a leading, self-managed commercial real estate investment trust ("REIT") focused on investing in single tenant freestanding commercial properties subject to net leases with high credit quality tenants. ARCP acquires and manages assets on behalf of the Cole Capital® non-traded REITs. ARCP is a publicly traded Maryland corporation listed on The NASDAQ Global Select Market. Additional information about ARCP can be found on its website at www.arcpreit.com. ARCP may disseminate important information regarding it and its operations, including financial information, through social media platforms such as Twitter, Facebook and LinkedIn.

Forward-Looking Statements

The forward-looking information set forth herein is subject to various assumptions, risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied in the forward-looking information, including ARCP’s plans, market and other expectations, objectives, intentions and other statements that are not historical facts; the developments disclosed in this press release; the timing and definitive findings of the Audit Committee’s investigation, and whether any additional accounting errors or other issues are identified; the timing and impact on ARCP’s previously reported net loss and AFFO of the restatement of ARCP’s financial statements; negative reactions from ARCP’s creditors, shareholders, or business partners to the findings of the Audit Committee’s investigation or the restatement of its financial statements; the results of the re-evaluation of ARCP’s internal controls over financial reporting and disclosure controls and procedures and the timing and expense of any necessary remediation of control deficiencies; and the impact and result of any litigation or regulatory inquiries or investigations related to the findings of the Audit Committee’s investigation or ARCP’s restatement of its financial statements. All of the forward-looking statements made herein are qualified by the above cautionary statements and those made in the “Risk Factors” section of ARCP’s Annual Report on Form 10-K for the year ended December 31, 2013 and ARCP’s other filings with the Securities and Exchange Commission (the “SEC”). Additional factors that may affect future results are contained in ARCP’s filings with the SEC, which are available at the SEC’s website at www.sec.gov. ARCP disclaims any intention or obligation to update or revise any forward-looking statements to reflect subsequent events and circumstances, except to the extent required by applicable law.

Media Contact:

Andy Merrill

212-886-9304